EXHIBIT 11

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)

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


                                                                Three Months Ended                 Nine Months Ended
                                                                  September 30,                      September 30,
PRIMARY                                                       1997            1996              1997             1996
                                                          -------------   -------------     -------------    -------------

Earnings:
    Net income (loss) applicable to primary earnings
           per share calculation                          $   (163,682)   $      7,427       $  (130,044)    $     27,856
                                                          =============   =============     =============    =============


Weighted average number of shares outstanding                  146,731         146,672           146,714          146,190
                                                          =============   =============     =============    =============


Net income (loss) per share - primary                     $      (1.12)   $       0.05       $     (0.89)    $       0.19
                                                          =============   =============     =============    =============



FULLY DILUTED

Earnings:
    Net income (loss)                                     $   (163,682)   $      7,427      $   (130,044)    $     27,856
    Add:   Interest relating to 5.5% convertible
              subordinated notes, net of tax                     1,629           1,629             4,888            4,888
           Amortization of issuance costs relating
              to 5.5% convertible subordinated notes,
              net of tax                                           111             111               332              332
                                                          -------------   -------------     -------------    -------------
    Net income (loss) applicable to fully diluted
           earnings per share calculation                 $   (161,942)   $      9,167      $   (124,824)    $     33,076
                                                          =============   =============     =============    =============

Weighted average number of shares outstanding:
    Common shares                                              146,731         146,672           146,714          146,190
    Additional shares relating to conversion of
       5.5% convertible subordinated notes                       6,505           6,505             6,505            6,505
                                                          -------------   -------------     -------------    -------------
                                                               153,236         153,177           153,219          152,695
                                                          =============   =============     =============    =============

Net income (loss) per share - fully diluted (a)           $      (1.06)   $       0.06      $      (0.81)    $       0.22
                                                          =============   =============     =============    =============


(a)  This  calculation is submitted in accordance  with  Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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